Exhibit 99.1

Press Release	Source: Stellar Pharmaceuticals Inc.

STELLAR PHARMACEUTICALS ANNOUNCES RECORD SECOND QUARTER REVENUES

AND PROFITABILITY FOR THE FIRST HALF

London, Ontario – August 5, 2009 – Stellar Pharmaceuticals Inc. ("Stellar" or the "Company") (OTCBB:SLXCF) a Canadian pharmaceutical developer and marketer of high quality, cost effective products for select health care markets, today announced that its second quarter revenues increased by 65.8% to $1,074,300 compared to $647,900 for the same period last year and that the Company had a profit of $164,700 for the quarter compared to a loss of $68,000 in the second quarter of 2008. This is the third consecutive quarter that the Company has shown a profit.

For the six month period ended June 30, 2009 Stellar’s total revenues increased by 57.1% to $1,846,800 compared to $1,175,300 for the same period in 2008. Canadian sales for NeoVisc and Uracyst were up by 22.2% and 21.9% respectively for the period. International sale increased by 121.4% for this period as the Company’s European partners continue to gain traction with both NeoVisc and Uracyst sales.  The Company showed a profit of $189,900 for the first half of 2009 compared to a loss of $166,800 over the same period in 2008.

Peter Riehl, Stellar’s President and CEO, stated, “This is the strongest second quarter in the Company’s history, with revenues up in all markets. We are very pleased to show profitability for the quarter and on a year-to-date basis, this currently puts the Company in a good position for strong operating results for the end of 2009. Besides these encouraging results, it has also been a very active quarter in other areas; Watson Pharmaceuticals received a conditional IDE from the FDA and has now started a pilot clinical trial at a number of centers in the USA, the Company also launched its NeoVisc Single Dose (one injection) in mid June and we are very pleased with initial sales genereated. In addition, the Company continues to actively search for new partners to out-license its products to around the world. It is very rewarding to see this growth and escalating business development activities, given the challenging economic times.”

About Stellar Pharmaceuticals Inc.

Stellar has developed and is marketing direct in Canada and in countries around the world through out-license agreements two products based on its core polysaccharide technology:  NeoVisc®, for the treatment of osteoarthritis; and Uracyst®, its patented technology for treatment of interstitial cystitis/painful bladder syndrome an inflammatory disease of the urinary bladder wall.  Stellar also has in-licensing agreement for the distribution and sale of NMP22® BladderChek®, a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings.

For More Information Please Contact:

Stellar Pharmaceuticals Inc.		Arnold Tenney
Peter Riehl	or	(416) 587-3200
President & CEO
(800) 639-0643 or (519) 434-1540
email: Corpinfo@StellarPharma.com

STELLAR PHARMACEUTICALS INC.

CONDENSED BALANCE SHEETS

(Expressed in Canadian Dollars)

	As at June 30, 2009	As at December 31, 2008
	(Unaudited)	(Audited)
ASSETS

CURRENT
Cash and cash equivalents	$1,882,040	$2,105,966
Accounts receivable, net of allowance $nil (2008 - $nil)	676,827	549,055
Inventories	651,296	364,551
Taxes recoverable	205,885	212,445
Loan receivable	18,369	18,369
Prepaids, deposits and sundry receivables	276,634	130,515
	3,711,051	3,380,901
PROPERTY, PLANT AND EQUIPMENT	1,248,699	1,270,257
OTHER ASSETS	91,048	65,495
	$5,050,798	$4,716,653

LIABILITIES
CURRENT
Accounts payable	$183,684	$173,812
Accrued liabilities	339,794	186,201
Deferred revenues	3,850	1,749
	527,328	361,762
CONTINGENCIES AND COMMITMENTS

SHAREHOLDERS’ EQUITY
CAPITAL STOCK
AUTHORIZED
Unlimited Non-voting, convertible, redeemable, and retractable preferred shares with no par value
Unlimited Common shares with no par value
ISSUED
23,495,040 Common shares (2008 – 23,702,540)	8,188,486	8,261,403
Nil - Treasury shares (2008 – (147,500))	––	(51,625)
Additional paid-in capital for cancelled common shares	2,329	2,329
Additional paid-in capital options - outstanding	35,965	35,965
– expired	722,372	722,372
	8,949,152	8,970,444
DEFICIT	(4,425,682)	(4,615,553)
	4,523,470	4,354,891
	$5,050,798	$4,716,653

STELLAR PHARMACEUTICALS INC.

CONDENSED INTERIM STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS AND DEFICIT

(Expressed in Canadian Dollars)

(Unaudited)

	For the Three Month Period		For the Six Month Period
	Ended June 30		Ended June 30
	2009	2008	2009	2008

PRODUCT SALES	$914,126	$645,535	$1,458,545	$974,991

COST OF PRODUCTS SOLD	333,082	148,937	488,034	260,332
MARGIN ON PRODUCTS SOLD	581,044	496,598	970,511	714,659

ROYALTY AND LICENSING REVENUES	160,168	2,400	388,265	200,356

GROSS PROFIT	741,212	498,998	1,358,776	915,015

EXPENSES
Selling, general and administrative	562,941	551,893	1,140,996	1,042,885
Research and development	1,803	4,424	7,411	58,242
Amortization (non-manufacturing property, plant and equipment)	13,703	30,044	27,401	60,426
	578,447	586,361	1,175,808	1,130,269
INCOME (LOSS) FROM OPERATIONS	162,765	(87,363)	182,968	(215,254)
INTEREST AND OTHER INCOME	1,929	19,349	6,903	48,423
NET INCOME (LOSS) AND COMPREHENSIVE
INCOME (LOSS) FOR THE PERIOD	164,694	(68,014)	189,871	(166,831)
DEFICIT, beginning of period	(4,590,376)	(4,675,438)	(4,615,553)	(4,576,621)
Effect of repurchase and cancellation of
Common Shares	––	(2,933)	––	(2,933)
DEFICIT, end of period	$(4,425,682)	$(4,746,385)	$(4,425,682)	$(4,746,385)

EARNINGS (LOSS) PER SHARE $	$0.01	$(0.00)	$0.01	$(0.01)
WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING	23,495,040	23,755,759	23,816,387	23,788,919

STELLAR PHARMACEUTICALS INC.

CONDENSED INTERIM STATEMENTS OF CASH FLOWS

(Expressed in Canadian Dollars)

(Unaudited)

	For the Three Month Period		For the Six Month Period
	Ended June 30		Ended June 30
	2009	2008	2009	2008
CASH FLOWS USED IN OPERATING ACTIVITIES -
Net income (loss) for the period	$164,694	$(68,014)	$189,871	$(166,831)
Items not affecting cash
Amortization	33,117	30,044	68,112	60,426
Unrealized foreign exchange (gain) loss	19,128	(7,912)	20,523	2,317
Issuance of equity instruments for services rendered	––	7,538	––	13,125
Change in non-cash operating asset and liabilities	(593,295)	2,788	(390,251)	(109,397)
CASH FLOWS USED IN OPERATING ACTIVITIES	(376,356)	(35,556)	(111,745)	(200,360)
CASH FLOWS USED IN INVESTING ACTIVITIES -
Additions to property, plant and equipment	(43,938)	(177,971)	(44,135)	(193,877)
Increase to other assets	(19,274)	––	(26,231)	(6,063)
CASH FLOWS USED IN INVESTING ACTIVITIES	(63,212)	(177,971)	(70,366)	(199,940)
CASH FLOWS USED IN FINANCING ACTIVITIES -
Repurchase of common shares for cash	––	(43,655)	(21,292)	(43,655)
CASH FLOWS USED IN FINANCING ACTIVITIES	––	(43,655)	(21,292)	(43,655)
EFFECT OF EXCHANGE RATES ON CASH HELD IN
FOREIGN CURRENCY	(19,127)	7,910	(20,523)	(2,315)
CHANGE IN CASH AND CASH EQUIVALENTS	(458,695)	(249,272)	(223,926)	(446,270)
CASH AND CASH EQUIVALENTS,
Beginning of period	2,340,735	3,014,128	2,105,966	3,211,126
CASH AND CASH EQUIVALENTS,
End of period	$1,882,040	$2,764,856	$1,882,040	$2,764,856

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